EXHIBIT 23.1

                                               June 12, 2003




To Whom It May Concern:

The firm of James R. Bonzo, Certified Public Accountant consents to the inclusion of their report on the Financial
Statements of Music Etc., Inc. as of March 31, 2003 and March 31, 2002 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange
Commission.



Very truly yours,


/s/ James R. Bonzo
James R. Bonzo
Certified Public Accountant